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                     July 12, 2021

       Patrick F. Hart
       President and Chief Executive Officer of Frontier Fund Management LLC Frontier Funds
       c/o Frontier Fund Management, LLC
       25568 Genesee Trail Road
       Golden, Colorado 80401

                                                        Re: Frontier Funds
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed March 31,
2021
                                                            File No. 000-51274

       Dear Mr. Hart:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance